Translation from German – for information purposes only StateStreet PENSION PLAN FOR THE EMPLOYEES OF STATE STREET GMBH MUNICH Exhibit 10.3

TABLE OF CONTENTS Page I. FOREWORD II. GENERAL REQUIREMENTS 1. Terms 2. Admission III. BASIS FOR THE CALCULATION OF BENEFITS 3. General 4. Eligible earnings and Eligible average earnings 5. Eligible contribution assessment ceiling and Eligible average contribution assessment ceiling 6. Eligible period of service 7. Employee contribution 8. Normal retirement date IV. NORMAL RETIREMENT PENSION 9. Prerequisite 10. Amount 11. Payment V. EARLY RETIREMENT PENSION 12. Prerequisite 13. Amount 14. Payment VI. SPOUSE'S PENSION 15. Prerequisite 16. Payment VII. PREMATURE TERMINATION OF EMPLOYMENT VIII. FINANCING IX. COSTS X. GENERAL PROVISIONS XI. COMING INTO FORCE

I. FOREWORD Dear employees. In order to maintain an appropriate standard of living after retirement, we have redesigned the company pension scheme for you and extended the level of benefits. When designing the pension plan, we are guided by the idea of a comprehensive pension, consisting of the elements of pension from the statutory pension insurance Company’s pension benefits and your own retirement savings. We are convinced that the benefits from this plan have made a significant contribution to your security in retirement. Munich, December 1993 STATE STREET GMBH 3

II. GENERAL REQUIREMENTS 1. Terms 1.1 "Company" within the meaning of this pension plan is State Street GmbH or its legal successor. 1.2 "Employee" within the meaning of this pension plan are both male and female employees of State Street GmbH or their legal successors. 2. Admission 2.1 Admission to the pension plan takes place on 1 January, on which the employee has fulfilled the following requirements for the first time - permanent employment relationship with the company, - 12 months of uninterrupted service with the company, - at the age of 30, - the existence of the signed declaration of consent to join (Beitrittseinverständniserklärung) upon reaching the age of 30 and by 31.12.1993 or within 6 full months of uninterrupted service if joining the company after 01.07.1993. If an employee leaves the company at the age of 65 or later as stipulated in the employment contract, this is not considered a fixed-term employment relationship within the meaning of this pension plan. 2.2 Employees who are employed by the company on the basis of a training contract cannot become members of the pension plan for the duration of their training. Also excluded from membership are employees whose employment relationship is limited in time or who are only employed as temporary help. Similarly, employees who have reached the age of 55 when they join the company are not included in the pension plan. 2.3 The company reserves the right to agree provisions deviating from this pension plan in individual contracts. Such agreements must be made in writing. 4

2.4 If an employee has been incapacitated for work for at least 3 months at the time when enrolment in the pension plan is first possible, enrolment in the pension plan takes place on 1 January following the day on which the employee is fully fit for work again and the other requirements pursuant to section 2.1 are met. 2.5 The pension plan is part of the employment contract for all employees. 2.6 Pension cover begins upon inclusion in the pension plan. 5

III. BASIS FOR THE CALCULATION OF BENEFITS 3. General 3.1 Pension benefits are calculated in accordance with the following provisions. 3.2 The pension benefits depend on the amount of the eligible average earnings pursuant to clause 4, the eligible average income threshold pursuant to clause 5 and the eligible period of service pursuant to clause 6. 4. Eligible earnings and eligible average earnings 4.1 The eligible earnings correspond to 14 times the agreed monthly gross base salary on April 1 of each year (calculation date). For new employees joining the company before or after 1 April, the eligible earnings up to next calculation date correspond to 14 times the agreed gross base salary in the month in which the employment relationship begins. If an annual salary payable in 12 monthly installments has been agreed, paragraphs 1 and 2 shall apply accordingly based on 12 times instead of 14 times the monthly gross base salary. 4.2 All additional and/or irregular earnings, such as Christmas and vacation bonuses gratuities, overtime pay, termination pay, profit sharing, anniversary bonuses and child benefits, bonuses or special allowances are not included in the qualifying earnings. 4.3 Periods of absence from work for which the employee receives no remuneration from the company are valued at the last eligible earnings. This rule shall always apply if an employee is prevented from fulfilling his official duties due to accident or illness, provided that the employment relationship continues, no benefits from the pension plan become due and the employee resumes his work for the company immediately after his recovery. 4.4 An identical or similar arrangement may be made in other similar cases, provided that the management has agreed to this procedure in writing. 4.5 Remuneration after the normal retirement date in accordance with clause 8 shall not be taken into account as eligible earnings. 6

4.6 The eligible average earnings are the average of the last 5 eligible earnings before leaving the company. 4.7 If there are not yet 5 calculation dates for averaging at the time of leaving the company, the average earnings are calculated from the average of the eligible earnings on the existing calculation dates. 4.8 For employees who work or have worked part-time for the company, the eligible earnings that would have resulted from fictitious full-time employment shall be assumed. 5. Eligible contribution assessment ceiling and eligible average contribution assessment ceiling 5.1 The eligible contribution assessment ceiling (Beitragsbemessungsgrenze) is the annual contribution assessment ceiling of the statutory pension insurance that is applicable at the time at which the eligible earnings are determined in accordance with Section 4. 5.2 The eligible contribution assessment ceiling is determined on 1 April of each year and then applies unchanged until the calculation date of the following year. For new employees joining the company before or after 1 April, eligible contribution assessment ceiling until the next calculation date corresponds to the annual contribution assessment ceiling in the month in which the employment relationship commenced. 5.3 The eligible average contribution assessment ceiling is calculated as the average of the eligible contribution assessment ceilings for the last 5 years before leaving the company. 5.4 If there are not yet 5 calculation dates for averaging within the meaning of clause 5.3 when the employee leaves the company, the average contribution assessment ceiling is calculated from the average of the contribution assessment ceilings on the available dates. 6. Eligible service time 6.1 Eligible service time is all completed years and months that the employee is in the service of the company after inclusion in the pension plan according to section 2 until the occurrence of a pension event.

Related periods of service of more than 6 months during which the employee is not in a remunerated employment relationship - with the exception of periods of war, military service and alternative service - cannot be credited. The maximum eligible service time is limited to 30 years. 6.2 Periods of military service, civilian service and maternity protection are deemed to be eligible, insofar as this is regulated by law or case law. If the employment relationship was interrupted, the period of service completed prior to such an interruption is deemed to be eligible if the interruption was caused by illness. lack of work or invalidity and limited to the necessary duration. The eligible service time ends when the employment relationship ends, at the time of death or retirement, but at the latest when the normal retirement age is reached. 6.3 Periods of service after the normal retirement date in accordance with section 8 do not count as eligible service time. 6.4 For employees who work or have worked part-time for the company, a fictious eligible service time is determined: The eligible service time is calculated by multiplying the eligible service time determined in accordance with sections 6.1 to 6.3 by the ratio in which the employee's working time during the entire period of service was in relation to the working time of full-time employees. 7. Employee contribution Employee contributions to the financing of this pension plan are not charged. 8. Normal retirement date The normal retirement date is the first of the month following or coinciding with the completion of the 65th year of age. 8

IV. NORMAL RETIREMENT PENSION 9. Prerequisite The prerequisite for payment of the normal retirement pension is that the employee leaves the service of the company after the normal retirement date in accordance with Section 8. 10. Amount The amount of the annual normal retirement pension for each full year of eligible service time in accordance with section 6, for employees with eligible average earnings, is as follows up to 80% of the eligible average contribution assessment ceiling 0,91% over 80% up to up to 90% of the eligible average contribution assessment ceiling 0.94% over 90% up to 100% of the eligible average contribution assessment ceiling 0.97% over 100% of the eligible average contribution assessment ceiling 1.00% of the eligible average earnings pursuant to Section 4 below the eligible average contribution assessment ceiling plus 1.67% of the respective eligible average earnings pursuant to Section 4 above the eligible average contribution assessment ceiling pursuant to Section 5. For fractions of years of eligible service time, corresponding fractions of a full annual pension entitlement are acquired. Fractions of a month are not taken into account. 9

11. Payment 11.1 The normal retirement pension is paid in monthly installments, on the first of each month. 11.2 The first pension payment is made for the month in which the employee first receives no normal base salary from the previous employment relationship; the pension is paid for the last time for the month in which the employee dies, but for at least five years. 11.3 The beneficiary is the former employee of the company or, in the event of death before the minimum payment period of 5 years has expired, the beneficiary designated by the employee, i.e. a) the spouse with whom the employee was in a valid marriage at the time of death, b) if the employee leaves no entitled spouse, the legitimate children and those legally equivalent to them shall receive equal shares, c) if no eligible children are left behind, the person(s) designated by the employee, d) if no person was designated under c), the employee's heirs as joint and several creditor pursuant to section 428 German Civil Code (BGB). A change in eligibility pursuant to c) is only legally effective upon receipt in writing by the company. 10

V. EARLY RETIREMENT PENSION 12. Prerequisite The prerequisite for payment of the early retirement pension is that the employee leaves the company with the company's consent after at least 10 eligible years of service and reaches the age of 55, and receives a full retirement pension (Sections 35-42 of the German Social Code (SGB VI)) from the statutory pension insurance scheme. If the retirement pension from the statutory pension insurance scheme ceases before reaching the retirement age, or if only a partial pension is granted, payment of the early retirement pension will also be discontinued. 13. Amount 13.1 The amount of the early retirement pension is calculated according to the same provisions such as the normal retirement pension in accordance with Section 10. 13.2 The basis for the amount of the early retirement pension are the eligible average earnings pursuant to Section 4 and the eligible average contribution assessment ceiling pursuant to Section 5 as well as the eligible service time achieved up to the early retirement pension commencement date pursuant to Section 6. 13.3 Due to the earlier start of the pension and the expected longer payment period associated with this, the early retirement pension is reduced by 0.5% for each month or part thereof between the start of the early retirement pension and the age of 65. 14. Payment The early retirement pension is paid in monthly installments, namely on the first of each month. 14.2 The first pension payment to the early retired employee is made at the earliest for the month in which the employee first receives no normal base salary from the previous employment relationship; the pension is paid for the last time for the month in which the employee dies, but for at least five years. 14.3 Section 11.3 applies to the entitlement. 11

VI. SPOUSE'S PENSION 15. Prerequisite 15.1 Married employees may, at the start of their pension, apply for a survivor’s pension (Verbindungsrente) for their spouse who is validly married to them at the time of the benefit event by waiving part of their entitlement to a retirement pension in favor of a pension for their surviving spouse that becomes due after their death and after the expiration of the 5-year minimum payment period. The amount of the pension for the surviving spouse can be 50%, 75%, or 100% of the employee's reduced retirement pension, at the employee's discretion. The amount of the reduced retirement pension to be paid and the resulting spouse's pension shall be determined according to recognized rules of actuarial mathematics on the basis of the calculation principles applicable at the time of application for the pension provision calculation pursuant to Section 6a of the German Income Tax Act (EstG). The amount of the reduced retirement pension to be paid may not fall below the retirement pension benefit from any direct insurance concluded in accordance with Section 20 due to an option for a spouse's pension. 15.2 The prerequisite for the inclusion of a spouse's pension is that the employee survives the due date of the first pension payment, and furthermore, that the corresponding application is received by the company at least one month before the start of the pension. The application is irrevocable. 15.3 A spouse's pension will not be paid if the marriage was entered into after the actual start of a pension payment from the pension plan, or if it no longer existed when the pensionable event occurred. 16. Payment 16.1 (The) spouse's pension shall be paid in monthly installments on the first of each month. 16.2 The first pension payment is made for the first month after the end of the 5-year year minimum term in accordance with Section 11.2 or 14.2. 16.3 The pension is paid for the last time for the month in which the surviving spouse dies or remarries. 16.4 The surviving spouse of the deceased employee is entitled. 12

VII. PREMATURE TERMINATION OF EMPLOYMENT 17. In accordance with the German Act to Improve Occupational Pension Provision (Gesetz zur Verbesserung der betrieblichen Altersversorgung - BetrAVG), an employee who leaves the company before the occurrence of a pensionable event retains a vested entitlement to pension benefits if, at the time of termination of the employment relationship, he met the requirements set out in Section 1 of the German Act to Improve Occupational Pension Provision. 18. The amount of the vested pension benefits in accordance with Section 17 is calculated in accordance with the provisions of Section 2 BetrAVG. 13

VIII. FINANCING 19. To finance the planned benefits, the company may conclude direct insurance contracts with an insurance company. Retirement benefits from all direct insurance policies concluded by the company before 1 January 1994, or from 1 January 1994, will be fully credited toward the retirement benefits under this pension plan. If a lump sum payment is made from a direct insurance policy instead of a retirement pension payment, the pension payment corresponding to this lump sum payment shall be credited toward the (retirement pension) benefit under this pension plan. 20. All business transactions relating to the direct insurance contracts or the insurance policies concluded within their framework are conducted exclusively between the company and the insurer. The direct insurance contracts and the associated insurance terms and conditions govern all rights and obligations of the company, its employees, other eligible persons, and the insurers. The direct insurance contracts are kept at the company and can be viewed there by employees on request. 21. If the pension plan appears to contradict the provisions of the direct insurance contracts or the insurance conditions at any point, the direct insurance contracts shall take precedence with regard to the scope of benefits agreed therein. 22. Claims arising from direct insurance contracts can only ever be made against the insurer and are limited to the benefits provided for in the pension plan. 23. Within the framework of the direct insurance contracts for the pension plan, the maximum benefits covered are those which can be insured from 1 January 1994 onwards from the maximum company expenditure of DM 3,000 per employee and per calendar year. 24. For the part of the pension benefits provided for in the pension plan that is not covered by the direct insurance contracts in accordance with Section 19, the company grants the employees a direct pension commitment for which the company must form pension provisions (Pensionsrückstellungen). 14

25. To secure the benefits provided under the direct pension commitment, the company may conclude reinsurance contracts. All benefits from reinsurance contracts are exclusively for the benefit of the company. 26. If the company insures the intended benefits through direct and/or reinsurance, the employee is also obligated to give his consent to the conclusion of insurance, in particular in accordance with Section 159 of the Insurance Contract Act (Versicherungsvertragsgesetz). 15

IX. COSTS 27. All direct costs for financing the pension benefits are borne by the company. 28. The company also pays the wage tax due on the basis of the contributions paid, but only to the extent that flat-rate taxation is legally possible. The company reserves the right to reverse the assumption of payroll tax if the flat-rate tax rate applicable at the time the pension plan comes into effect is increased or if flat- rate taxation is no longer possible. 29. The benefits from the pension plan are taxable as income, taking into account the existing allowances. This tax on the pensions due is to be borne by the former employee or other beneficiaries. 30. The tax due in accordance with Section 29 shall be withheld by the company when the pension benefits are paid out. The pension recipient is obliged to regularly submit his income tax card to the company. 16

X. GENERAL PROVISIONS 31. All pension benefits from the pension plan are paid by the company into a domestic bank account to be designated by the recipient. 32. The company is entitled, with the consent of the beneficiary, to redeem pension entitlements with capital payments on or after the occurrence of the insured event. Capitalization is carried out in accordance with the recognized rules of actuarial mathematics based on the biometric probabilities used for the calculation of pension provisions for income tax purposes and the interest rate prescribed for income tax purposes. 33. In accordance with Section 16 BetrAVG, the company will review the current pension benefits every three years and decide on this at its reasonable discretion. In particular, the interests of the pension recipient and the economic situation of the company must be taken into account. 34. Every employee who is entitled to pension benefits from the pension plan and is still in the service of the company is obliged to inform the company immediately of any significant change in his personal circumstances that is relevant to the pension plan, without being specifically requested to do so and to provide evidence of this by submitting suitable certificates. 35. Every pension recipient is required to provide a life certificate upon request from the company or an insurance company. 36. Payment of all benefits financed by the company to the beneficiary may be suspended if they are pledged, assigned or otherwise used as collateral or security for the procurement of money, monetary assets and goods of any kind, unless this is required by law. 37. Disputes in connection with this benefit plan shall be settled by the courts having jurisdiction for the registered office of the company. 38. The pension plan neither restricts nor expands the other rights of the employee or the company arising from the employment relationship. 17

39. A prerequisite for the payment of all pension benefits is that the beneficiary asserts his claims with the company. Irrespective of this, the company shall act in accordance with its duty of care. 40. Current benefits and vested pension rights are insured against insolvency in accordance with the statutory provisions at Pensions-Sicherungs-Verein. Versicherungsverein a.G. 41. The pension plan can be supervised by an independent expert. As part of this assignment, this expert processes personal data of employees and pension recipients. This only includes data that is related to and required for the calculation of pension provisions pursuant to Section 6a of the Income Tax Act. The expert shall treat the data confidentially and shall be bound by the provisions of the Federal Data Protection Act (BDSG). Likewise all data required to the extent necessary for a reinsurance policy may passed on to the insurer. This is necessary for proper implementation and contract design. The insurer is also bound by the provisions of the BDSG. 18

XI. COMING INTO FORCE 42. The pension plan in the present wording shall enter into force on 1 January 1994. 43. The company hopes and expects to be able to maintain the benefit plan without restriction in the future. However, the company reserves the right to reduce or discontinue the promised benefits if a) the economic situation of the company deteriorates so significantly that it can no longer be reasonably expected to maintain the promised services, or b) the group of persons, the contributions, the benefits or the retirement age for statutory social insurance or other pension schemes with legal entitlement change significantly, or c) the legal, in particular the tax treatment of the expenses that are or have been incurred by the company for the scheduled financing of the pension benefits changes so significantly that the company can no longer be expected to maintain the promised benefits. 44. Furthermore, a change to this pension plan remains possible through a works council agreement. Munich, 1 December 1993 STATE STREET GMBH 19

Declaration of consent to join the pension plan of the company STATE STREET GMBH Munich 1. I have taken note of the contents of this pension plan in the version dated 1 January 1994 and accept it in all parts as binding for me. 2. I agree to the conclusion of an insurance policy on my life in accordance with Section 159 of the Insurance Contract Act. I further declare that a degree of occupational incapacity has not yet been determined / has been determined to... % * 3. My spouse (first name) (maiden name) was born on in I have the following children under the age of 18 (or 25 if still in the training) : Last name First name Date of birth Last name First name Date of birth Last name First name Date of birth * Please delete as appropriate. 20

4. If I do not leave any of the persons named in Section 11.3 a) and b) of the pension plan, any pension payments still due shall be paid to the person(s) named below: Name of the First name Date of birth Share % beneficiary (for women also maiden name) This declaration shall only become effective upon receipt by the company. Munich, the (Signature) Name Date Date of birth Date of entry First name of the employee (to be filled in by the company) Date: Signature: State Street GmbH 21

Declaration of consent to join the pension plan of the company STATE STREET GMBH Munich 1. I have taken note of the contents of this pension plan in the version dated 1 January 1994 and accept it in all parts as binding for me. 2. I agree to the conclusion of an insurance policy on my life in accordance with Section 159 of the Insurance Contract Act. I further declare that a degree of incapacity for work has not yet been determined / has been determined to ... % * 3. My spouse (first name) (maiden name) was born on in I have the following children under the age of 18 (or 25 if still in the training) : Last name First name Date of birth Last name First name Date of birth Last name First name Date of birth * Please delete as appropriate. 20

4. If I do not leave any of the persons named in Section 11.3 a) and b) of the pension plan, any pension payments still due shall be paid to the person(s) named below: Name of the First name Date of birth Share % beneficiary (for women also maiden name) This declaration shall only become effective upon receipt by the company. Munich, the (Signature) Name Date Date of birth Date of entry (to be filled in by the company) Date: Signature: First name of the employee

STATE STREET GMBH COMPANY PENSION SCHEME / EXAMPLES

EXAMPLE 1: Eligible earnings below the statutory contribution assessment limits

1. age of entry 30

2. Earnings:	1993 14 x DM 5,000=	DM	70.000	BBG*:	1993 DM	86.400
	1992 14 x DM 4,750=	DM	66.500		1992 DM	81.600
	1991 14 x DM 4,500=	DM	63.000		1991 DM	78.000
	1990 14 x DM 4,250=	DM	59.500		1990 DM	75.600
	1989 14.x DM 4,000 =	DM	56.000		1989 DM	73.200
Average values for the last 5 years:		DM	63.000		DM	78.960

3. Calculation:

(in accordance with Section 10 of the pension plan / page 9)

0.91 % on eligible earnings, as earnings are 79.8 % of the BBG

Years of service x rate of increase x average earnings of the last 5years

DM 63,000 x 0.91 % x years of service (max. 30) =DM 17,199.00

Pension: DM 17,199.00 annual pension payment (i.e. DM 1,433.25 per month)

4. Target achieved:

Company pension scheme from age 65 amounting to 27.30 % of final earnings

* Annual contribution assessment ceiling for statutory pension insurance
("BBG")

STATE STREET GMBH COMPANY PENSION SCHEME / EXAMPLES

EXAMPLE 2: Eligible earnings above the statutory contribution assessment limits

1. age of entry: 30

2. Earnings:

1993	14 x DM 7,200=	DM 100.800	BBG':	1993	DM	86.400
1992	14 x DM 7,000=	DM 98.000		1992	DM	81.600
1991	14 x DM 6,800 =	DM 95.200		1991	DM	78.000
1990	14 x DM 6,600=	DM 92.400		1990	DM	75.600
1989	14 x DM 6,400=	DM 89.600		1989	DM	73.200
Average values for the last 5 years:		DM 95.200			DM	78.960

3. Calculation:

(in accordance with Section 10 of the pension plan / page 9)

1.) 1.00 % of the statutory contribution assessment ceiling, as earnings above the BBG

DM 78,960 x 1.0 % x years of service (max. 30)= DM 23,688

plus

2.) 1.67 % on earnings above the BBG

DM 95,200 minus DM 78,960= DM 16,240 x 1.67 % x years of service (max. 30)= DM 8,136.24

Total: DM 23,688 plus DM 8,136.24
results:
DM 31,824.24 annual pension payment (i.e. DM 2,652.02 per month)

4. Target achieved:

Company pension scheme from age 65 amounting to 33.4 % of final earnings

* Annual contribution assessment ceiling for statutory pension insurance
("BBG")

Addendum to the pension plan of State Street Bank GmbH from December 1993 Recognition of previous periods of service when re-joining State Street GmbH Upon re-entry of a former "employee" within the meaning of the State Street pension plan GmbH of December 1993 into State Street GmbH, periods of prior service as follows credited: The eligible service time achieved from the previous permanent employment relationship with State Street GmbH in accordance with Section 6 of the pension plan will be credited to the company pension scheme in terms of reason and amount. If the former "employee" has achieved a eligible service time from his previous employment relationship with State Street GmbH in accordance with Section 6 of the pension plan, admission to the pension plan shall take place immediately at the time of re-entry into State Street GmbH, contrary to section 2. If the former "employee" has not achieved a eligible service time from his previous employment relationship with State Street GmbH in accordance with Section 6 of the pension plan, the previous period of service shall be credited towards the waiting period of 12 months in accordance with Section 2.1. This addendum comes into force on 01.08.2000. Munich, August 2000 State Street Bank GmbH

State Street Bank GmbH
P.O. Box 20 19 16
80019 Munich
Brienner Street 59
80333 Munich
Phone (089)55 87 80
Fax (089)244471-460

StateStreet

Carsten Pfeifer
Human Resources
Phone (089) 55878 206
Fax (089) 55878 456

Mr.
Joerg Ambrosius

In the premises

Munich, 24 January 2011

Company pension scheme

Dear Mr. Ambrosius,

You have a commitment to a company pension in accordance with the pension plan for employees of State Street Bank GmbH. This only provides for one optional spouse's pension [survivor's pension - "Verbindungsrente"] in the event of death after the start of the pension. You will now receive a supplementary commitment to a spouse's pension with the following details

1. The provisions of the 1994 pension plan for employees of State Street Bank GmbH apply.

2. Contrary to Section 15.1, the retirement pension is not reduced due to the additional spouse's pension.

3. In deviation from Section 15.1, the amount of the spouse's pension is 80% of the retirement pension or early retirement pension. If the insured event for the (early) retirement pension has not yet occurred, no spouse's pension will be paid.

4. The improvement in the commitment comes into force on 01.01.2012.

We look forward to continuing a successful cooperation with you.

Kind regards,
State Street Bank GmbH

/s/ Stefan Gmür

Stefan Gmür

/s/ Carsten Pfeifer

Carsten Pfeifer
HR Manager

Managing Directors: Stefan Gmür, Jörg Ambrosius, Christian Vogels. Andreas Niklaus
Registered office Munich, Register Court Munich HRB 42872, tax number 143/107/00186

Ambrosius e M /s/ Fabienne Baker /s/ Kris Wulteputte /s/ Stefan Gmür /s/ Jörg Ambrosius